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                                                                   Exhibit 99.01
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         ONI Systems Announces Early Release of Shares of Common Stock

SAN JOSE, Calif. - September 28, 2000 - ONI Systems(TM) Corp. (NASDAQ: ONIS) today announced that Goldman, Sachs & Co., representative of the underwriters in the Company's May 31, 2000 initial public offering, has authorized an early release of approximately 14,300,000 shares from the 180-day lock-up agreements, which stockholders signed in connection with the Company's initial public offering. The released shares are expected to become available for sale on October 2, 2000. These shares are owned by stockholders who have agreed to enter into new lock-up agreements in connection with the registration statements covering Common Stock and Convertible Subordinated Notes filed today with the Securities and Exchange Commission. Under the terms of these new lock-up agreements, the stockholders have agreed not to sell, assign or transfer securities of ONI prior to 90 days after the effective date of the registration statements covering the Common Stock or the Convertible Subordinated Notes. Approximately 8,500,000 shares that were released from the IPO lock-up agreements on September 6, 2000 and approximately 14,300,000 shares that are expected to be released on October 2, 2000 will remain eligible for resale without restriction. In addition, if additional stockholders agree to enter into the new lock-up agreement, up to approximately 2,000,000 additional shares may be released on or about October 2, 2000.

About ONI Systems
ONI develops, markets and sells all-optical networking equipment specifically designed to address bandwidth and service limitations of regional and metropolitan networks. ONI's products allow communications service providers to rapidly build high-capacity metro networks that are flexible, scalable and able to support multiple services on a single platform. ONI's products include the ONLINE9000(TM) and the ONLINE7000(TM) optical transport platforms. These products incorporate OPTX(TM), an operating system for wavelength and service management in optical networks, and OLMP(TM), an optical link management protocol suite for internetworking between the optical transport and data or voice switching layers of the network.

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This press release contains forward-looking information within the meaning of
Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by this section. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, the timing of when shares eligible for resale are resold in the public market is difficult to predict. These risks and uncertainties are described from time-to-time in ONI's filings with the Securities and Exchange Commission, including ONI's final Prospectus dated May 31, 2000 for its initial public offering, ONI's report on Form 10-Q for the quarter ended June 30, 2000, the registration statements relating to ONI's current public offerings and other documents on file with the SEC.